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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 15, 2001

NetBank, Inc.
Georgia	0-22361	58-2224352

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
950 North Point Parkway Suite 350 Alpharetta, Georgia 30005

(Address of Principal Executive Offices)
Registrant's telephone number, including area code (770) 343-6006
N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets

    On April 15, 2001, NetBank, Inc. ("NetBank") and its subsidiary, Net Interim, Inc., entered into an agreement with Republic Bank ("Republic"), Republic Bancorp, Inc. and certain shareholders of Republic's subsidiary, Market Street Mortgage Corporation ("Market Street Mortgage") providing for the sale of Market Street Mortgage to NetBank. The aggregate purchase price is up to $20 million, of which $15 million will be paid in the form of NetBank common stock and $5 million will be paid in cash. The purchase price is subject to post-closing adjustment in the event of certain changes in Market Street Mortgage's financial condition.

    The shares of NetBank common stock to be issued in the acquisition will be issued in a private placement. NetBank has agreed to register those shares after the closing of the acquisition, with Republic thereafter being entitled to sell that portion of its shares exceeding 5% of NetBank's then outstanding common stock beginning 90 days after the closing. Republic will be precluded from selling any shares in excess of this permitted amount for a period of one year after the closing of the acquisition.

    Consummation of the acquisition is subject to certain conditions, including approval by the Board of Governors of the Federal Reserve System and Republic's disposition of its mortgage servicing business. NetBank expects that the transaction will close during the second quarter of 2001.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

    (c) Exhibits.

  99.1
  Acquisition Agreement by NetBank, Inc. and Net Interim, Inc. to Acquire Market Street Mortgage Corporation from Republic Bank, Republic Bancorp, Inc. and Certain Shareholders dated April 15, 2001.

  99.2
  Press release dated April 16, 2001.

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SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETBANK, INC.
Date: April 30, 2001	By:	/s/ ROBERT E. BOWERS Name: Robert E. Bowers Title: Chief Financial Officer

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SIGNATURES